EXHIBIT 99.2

September 21, 2009

Board of Directors, Voyant International Corporation

Attn:

Mr. Mark Laisure, Chairman

Voyant International Corporation

444 Castro Street, Suite 318

Mountain View, CA 94041

Dear Board of Directors;

Pursuant to Section 3.6, please accept my resignation for Good Reason from Voyant International Corporation as the Chief Financial Officer and Assistant Secretary effective September 21, 2009. The Good Reason is unpaid wages and benefits. Per my employment contract, I will accrue a severance claim for a period of 6 months from the date of this letter. I will be available to you at times mutually agreed for transition once you have identified a replacement.

As of the date of this letter I have approximately $123,000 due in accrued and unpaid wages, approximately $12,000 in accrued and unpaid vacation benefits, and approximately $1,100 in unpaid expense reimbursement claims.

It has been my pleasure working for you and I wish you all the best in your future endeavors.

Best regards,

_________________________

David R. Wells

Chief Financial Officer

Voyant International Corporation

444 Castro Street, Suite 318, Mountain View, CA 94041

Tel: (650) 691-4450